Exhibit 99.1

CONTACT: Charles Robb Chief Financial Officer Corcept Therapeutics 650-688-8783 crobb@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES SECOND QUARTER 2016

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

•	Second quarter revenue of $19.7 million, a 65 percent increase from the second quarter of 2015

•	Second quarter GAAP net income of $0.01 per share, compared to a GAAP net loss of $0.02 per share in the second quarter of 2015

•	Excluding non-cash expenses, second quarter non-GAAP net income of $0.03 per share, compared to non-GAAP net income of $0.00 per share in the second quarter of 2015

•	Cash balance at June 30 increases to $41.8 million

•	Company reiterates its 2016 revenue guidance of $76-81 million

•	Enrollment complete in Phase 1/2 trial of mifepristone in combination with eribulin (Halaven®) to treat triple-negative breast cancer (TNBC)

•	Recruitment underway in Phase 1/2 trial of selective cortisol modulator CORT125134 in combination with nab-paclitaxel (Abraxane®) to treat solid-tumor cancers

•	Recruitment underway in Phase 2 trial of CORT125134 to treat patients with Cushing’s syndrome

MENLO PARK, Calif. (August 2, 2016) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today reported its financial results for the quarter ended June 30, 2016.

Corcept reported revenue of $19.7 million and GAAP net income of $0.01 per share for the second quarter of 2016, compared to revenue of $12.0 million and a GAAP net loss of $0.02 per share for the second quarter of 2015. The company’s cash and cash equivalents were $41.8 million at June 30, 2016, an increase of $1.1 million from March 31, 2016.

The company reiterated its 2016 revenue guidance of $76-81 million.

“Our strong performance in the second quarter reflects the increasing contributions of our expanded sales force,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Cushing’s syndrome is a complex, rare disease. Physicians often require five to seven visits before writing their first Korlym® prescription. As our clinical specialists spend more time in the field and we continue to refine the support we offer physicians and patients, we are confident growth will continue.”

“It is exciting to see the development of cortisol modulation advancing on so many fronts,” said Robert S. Fishman, MD, Corcept’s Chief Medical Officer. “In oncology, Corcept’s activities – our now fully-enrolled trial of Korlym (mifepristone) in combination with Halaven to treat TNBC and the trial we have just begun of CORT125134 in combination with Abraxane to treat solid-tumor cancers – are supplemented by the work of leading academic investigators. Researchers at the University of Chicago, for example, are conducting two important Phase 2 trials. One, supported by Celgene Corporation, will examine the efficacy of Korlym (mifepristone) in combination with Abraxane to treat TNBC. The other combines Korlym with Xtandi® (enzalutamide) to treat patients with castration-resistant prostate cancer. These trials, along with our own, will generate the data that guide our oncology program.”

“Our other development programs also continue to advance,” added Dr. Fishman. “Following promising pre-clinical and Phase 1 results, CORT125134 has entered Phase 2 as a treatment for Cushing’s syndrome. Our expectation is that this selective cortisol modulator will share Korlym’s efficacy as a treatment for Cushing’s syndrome patients, but without the side effects associated with Korlym’s affinity for the progesterone receptor.”

“As we have stated before, we are also advancing selective cortisol modulators CORT118335, CORT122928 and CORT125281 towards the clinic, and expect to initiate one or more Phase 1 trials next year.”

Financial Discussion

Corcept’s GAAP net income in the second quarter of 2016 was $1.0 million, compared to a GAAP net loss of $1.9 million in the second quarter of 2015. Excluding non-cash expenses related to stock-based compensation and accreted interest on the company’s capped royalty obligation (the “Royalty Financing”), Corcept generated $3.2 million of non-GAAP net income in the second quarter of 2016, compared to non-GAAP net income of $0.4 million in the second quarter of 2015. A reconciliation of GAAP to non-GAAP net operating results is set forth below.

Operating expenses for the second quarter increased to $18.2 million, from $13.1 million in the second quarter of 2015, primarily due to additional employee compensation expense, additional patient support costs and distribution expenses resulting from higher sales volumes, and increased spending on the clinical development of CORT125134.

Corcept’s cash and cash equivalents totaled $41.8 million as of June 30, 2016, compared to $40.7 million as of March 31, 2016. These cash balances reflect Corcept’s scheduled payments made under the Royalty Financing. Pursuant to the terms of the Royalty Financing agreement, Corcept paid $3.3 million in the second quarter of 2016, compared to $3.0 million in the first quarter of 2016. Corcept expects to make its final payment under the Royalty Financing in 2017.

Conference Call

Corcept will hold a conference call on August 2, 2016, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 from the United States or 1-847-585-4405 internationally approximately 10 minutes before the start of the call. The passcode is 42972085. A replay will be available through August 16, 2016 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally. The passcode is 42972085.

About Cushing’s Syndrome

Endogenous Cushing’s syndrome is caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing’s syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing’s syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Triple-Negative Breast Cancer (TNBC)

TNBC is a form of the disease in which the three receptors that fuel most breast cancer growth – estrogen, progesterone and the HER-2/neu gene – are not present. Because the tumor cells lack the necessary receptors, treatments that target estrogen, progesterone and HER-2 receptors are ineffective. In 2013, approximately 40,000 women were diagnosed with TNBC. We estimate that more than 75 percent of these women’s tumor cells expressed the GR receptor to which cortisol binds. There is no FDA-approved treatment and neither a targeted treatment nor an approved standard chemotherapy regimen for relapsed TNBC patients exists.

About Korlym®

Korlym modulates the effect of cortisol at the glucocorticoid receptor (GR), one of the two receptors to which cortisol binds, thereby inhibiting the effects of excess cortisol in patients with Cushing’s syndrome. Since 2012, Corcept has made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing’s syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness. The FDA has designated it as an Orphan Drug for that indication.

About CORT125134

CORT125134 is the lead compound in Corcept’s portfolio of selective cortisol modulators. It is a non-steroidal competitive antagonist of GR that does not bind to the body’s other hormone receptors, including the progesterone receptor. It is the affinity of Korlym for the progesterone receptor that results in termination of pregnancy and can cause endometrial thickening and irregular vaginal bleeding in some women. CORT125134 will not have these effects. Corcept is currently studying the compound in two Phase 2 trials, one for the treatment of patients with Cushing’s syndrome and another for patients suffering from solid-tumor cancers. CORT125134 is proprietary to Corcept and is protected by composition of matter and method of use patents extending to 2033.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol. Korlym, a first-generation cortisol modulator, is the company’s first FDA-approved medication. The company has a portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of cortisol modulators, including mifepristone, in the treatment of a wide variety of severe disorders. It also holds composition of matter patents covering its selective cortisol modulators.

Non-GAAP Measures of Net Income and Loss

To supplement Corcept’s financial results presented on a GAAP basis, we use non-GAAP measures of net income and net loss that exclude non-cash stock-based compensation expense and interest expense related to our capped royalty financing transaction. We believe that these non-GAAP measures help investors to better evaluate the company’s past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income and net loss and net income and net loss per share that we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements made in this press release, other than statements of historical fact, are forward-looking statements. These forward-looking statements, including statements regarding anticipated future net revenues, the timing of clinical trials and clinical trial results and the advancement of clinical trials, are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including the pace of Korlym’s acceptance by physicians and patients, the outcome of the company’s Phase 1/2 study of mifepristone in the treatment of

TNBC, the pace of enrollment in and outcome of its planned Phase 1/2 and 2 studies of CORT125134 and clinical trials conducted by Corcept’s academic collaborators, the effects of rapid technological change and competition, the protections afforded by Korlym’s Orphan Drug designation or by Corcept’s other intellectual property rights, or the cost, pace and success of Corcept’s other product development efforts, including the pre-clinical development of CORT118335, CORT122928 and CORT125281. These and other risks are set forth in the company’s SEC filings, which are available at the company’s website (www.corcept.com) or from the SEC’s website (www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this press release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)	(Note)
ASSETS:
Cash and cash equivalents	$41,789	$40,435
Trade receivables	9,301	6,221
Inventory	4,094	4,482
Other assets	1,654	764

Total assets	$56,838	$51,902

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$2,081	$1,325
Royalty financing obligation	22,301	27,493
Other liabilities	6,796	4,586
Stockholders’ equity	25,660	18,498

Total liabilities and stockholders’ equity	$56,838	$51,902

Note: Derived from audited financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Product sales, net	$19,724	$11,956	$35,785	$22,058
Operating expenses:
Cost of sales	426	439	829	741
Research and development	5,672	3,341	10,307	7,718
Selling, general and administrative	12,118	9,342	22,549	18,795

Total operating expenses	18,216	13,122	33,685	27,254

Net income (loss) from operations	1,508	(1,166)	2,100	(5,196)
Interest and other expense	(531)	(770)	(1,142)	(1,570)

Net income (loss) and comprehensive income (loss)	$977	$(1,936)	$958	$(6,766)

Basic and diluted net income (loss) per share	$0.01	$(0.02)	$0.01	$(0.06)

Shares used in computing basic net income (loss) per share	110,034	107,874	109,848	104,906

Shares used in computing diluted net income (loss) per share	115,330	107,874	114,448	104,906

CORCEPT THERAPEUTICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP net income (loss)	$977	$(1,936)	$958	$(6,766)
Non-cash expenses:
Stock-based compensation
Research and development	272	178	558	383
Selling, general and administrative	1,384	1,390	2,712	2,594

Total stock-based compensation	1,656	1,568	3,270	2,977

Accretion of interest expense related to capped royalty financing obligation	523	737	1,107	1,499

Non-GAAP net income (loss)	$3,156	$369	$5,335	$(2,290)

GAAP basic and diluted net income (loss) per share	$0.01	$(0.02)	$0.01	$(0.06)

Non-GAAP basic and diluted net income (loss) per share excluding non-cash expenses	$0.03	$0.00	$0.05	$(0.02)

Shares used in computing basic net income (loss) per share	110,034	107,874	109,848	104,906

Shares used in computing diluted net income (loss) per share	115,330	107,874	114,448	104,906